Entrust Agreement for Land Acquisition

Party A: Shaanxi Ao-xing Pharmaceutical Inc.
Party B: Chen Yang Zhai Office, Qin Du District of Xian Yang city

Party A is an investment project introduced by Qindu district government. According to the Num 319th approval document, which is issued by government of Xian Yang city, it shows that initial planning investments are 70 million RMB to build GMP workshop. Hereby Party A entrusts Party B to in charge of the land acquisition in light of the law of land administration of PRC, Shaanxi province execution detailed rules and relevant rules of regulation. Party B agrees to provide the service with following terms.

1.	Location and Area of acquired land
The land is located north to Xianhu road, west to Wujia Road and South to Binhe Road with total area of 127.18146 mu (1 mu = 666 m2)

2.	Acquisition costs
Party A agrees to pay 572.5 RMB/m for the land (0.3816 million RMB per Mu include land compensation fees, compensation for resettlement, compensation for green corps, compensation for attachments, fees of supporting measures for city construction), total costs are 48.54 million RMB.

3.	Payment terms
1)	Accept bank account transfer
2)
10% of total acquisition costs must be paid in one month after the agreement was signed. By the end of October of 2003, 20% of total costs must be paid; 20% must be paid in 2004; in 2005, 20% of total costs must be paid and the rest must be paid off in 2006.

4.	Obligations for each party
1)	Party A must pay off the acquisition costs by folloing the third term;
2)
Party B must help Party A to eliminate all factors that impede construction of GMP workshop in 6 months after receiving the first payment. Party B must guarantee the project’s progress going smoothly and provide a good investment environment. Party A has to finish construction of bounding wall in one month after the land transfer from Party B.

5.	Parties hereto may revise or supplement through negotiation on matters not mentioned herein.

6.	This agreement is in septuplicate, party A has 5 and party B has 2.

7.	The agreement will come into effective after the day of sign stamping.